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                 [Lattice Semiconductor Corporation Letterhead]



                                 March 20, 2001



VIA FACSIMILE AND EDGAR
-----------------------

U.S. Securities & Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.   20549
Attention:  Errol Sanderson

Re:   Lattice Semiconductor Corporation
      Post-Effective Amendment No. 1 to Form S-3 (File No. 33-57512) Application for Withdrawal under Rule 477

Ladies and Gentlemen:

         Pursuant to Rule 477 under the Securities Act of 1933, as amended, Lattice Semiconductor Corporation (the "Registrant") hereby applies to withdraw the above-referenced Post-Effective Amendment No. 1 to Form S-3 that was filed with the Securities and Exchange Commission on November 12, 1997. This Post-Effective Amendment was filed in connection with the Registrant's Fiscal 1992 Sales Representative Warrant Plan which terminated in June 1999.

         If you should have any questions regarding this application, please contact Laura Malinasky of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at (415) 947-2000.


                                          Very truly yours,
                                          LATTICE SEMICONDUCTOR CORPORATION


                                          /s/ STEPHEN A. SKAGGS
                                          --------------------------------------

                                          Stephen A. Skaggs
                                          Senior Vice President, Chief Financial
                                          Officer and Secretary